                             Commandant                          2100 Second Street, S.W.
  United States Coast Guard                  Washington, DC 20593-0001
                 Staff Symbol: G-PSO-5
                 Phone: (202) 372-1440
                 Fax: (202) 372-1926
                 Email mprescott@comdt.uscg.mil

        16613
        July 21, 2006

Mr. David C. Landry
Freeport-McMoRan Energy LLC
1615 Poydras Street
New Orleans, LA 70112

Dear Mr. Landry:

This is to advise you of the status of Freeport-McMoRan’s Deepwater Port License Application Amendment for the Main Pass Energy Hub, received May 31, 2006. Based on our review and consultation with other Federal agencies, we have determined that the Application Amendment for a closed-loop vaporization system (submerged combustion vaporizer with selective catalytic reduction (SCV-SCR)), in conjunction with the original application to construct, own and operate a liquefied natural gas deepwater port contains sufficient information to continue processing in accordance with the Deepwater Port Act, as amended.

In addition, following consultation with the President’s Council on Environmental Quality (CEQ), MARAD, EPA, NOAA, and USACE, we have determined that based on the completed NEPA analysis of the Main Pass Energy Hub project, we will prepare an Environmental Assessment (EA) to evaluate the Application Amendment which changes the vaporization technology in the applicant’s preferred alternative for the project to the closed-loop SCV/SCR system. The Final Environmental Impact Statement (FEIS) prepared for this project has been fully reviewed and evaluated by the involved state and federal agencies and the public, and the facts and findings disclosed in the FEIS are unchanged and considered final with respect to all other aspects of the Main Pass Energy Hub project. Therefore, the EA will focus on the changes associated with the vaporization technology which was fully evaluated as a reasonable alternative in the FEIS. The Application Amendment has been posted on the Docket Management System.

The following describes the process we will follow to satisfy the requirements of NEPA and the DWPA:

•
Publish a Federal Register (FR) Notice of Application, announcing the amendment, the intent to complete an EA, and the fact that the FEIS is complete and will be used as a starting point for the EA. The FR notice will solicit comments and provide a 30 day comment period

•	Distribute amendment to agencies and Interested Parties involved in the original process
•	Prepare a Draft EA to evaluate the changes and determine if a Finding of No Significant Impact (FONSI) is appropriate
•	Coordinate with the Cooperating agencies in the review of Draft EA
•	Prepare Final EA and a Draft FONSI (if appropriate)*

Main Pass Energy Hub Application Amendment                                     16613
           July 21, 2006

•	Publish Federal Register Notice of Availability of the EA and Draft FONSI and announcing the Public Hearings in each Adjacent Coastal State
•	Conduct Final Public Hearings in the Adjacent Coastal States on the Application Amendment, the EA and the proposed licensing action
•	Provide a 45 day public comment period from publication of the EA and Draft FONSI
•
Provide a 45 day period to allow the Governors’ approval or disapproval period and the EPA Administrator’s opportunity to inform the MARAD Administrator of any concerns EPA may have relative to actions under EPA’s jurisdiction (see 33 U.S.C. 1503 (c) (6) and (8))

•	MARAD will issue ROD on the application within 90 days after final public hearing

The schedule is based upon a finding that the proposed amendment (i) does not make substantial changes in the proposed action that are relevant to environmental concerns; or (ii) there are no significant new circumstances or information relevant to environmental concerns and bearing on the proposed action or its impacts. This evaluation will confirm that the EA is the appropriate document to satisfy the NEPA requirements in this situation.* This schedule also assumes that during our review and the public comment period that we do not discover informational needs that require additional time to develop. Our best case estimate of schedule is that the process can be completed in approximately 120 days to the end of the 45 day Governors’ approval/disapproval date and the concurrent end of the EPA Administrator’s opportunity to inform the MARAD Administrator of concerns that is provided by the DWPA (see 33 U.S.C. 1503 (c) (6) and (8)). MARAD will have up to 45 days from that point to issue a ROD. Please note that the 120 days begins with the publication of the Federal Register Notice which should occur in the next week. This schedule also assumes that there may be some additional technical information or clarification of information within your application amendment that may be requested. Your continued cooperation and assistance will be greatly appreciated in order for the Maritime Administrator, on behalf of the Secretary of Transportation, to render an informed licensing decision.

If you have any questions please contact Mr. Keith Lesnick at the Maritime Administration at (202) 366-1624 or myself at (202) 372-1440. We look forward to continue work with you and appreciate FME’s patience, determination and cooperation in the DWP application process.

                                        Sincerely,

/s/ M.A. Prescott                                            /s/ H. Keith Lesnick
M.A. PRESCOTT                                         H. KEITH LESNICK
Chief, Deepwater Ports Standards Division                           Senior Transportation Specialist
U. S. Coast Guard                                          Deepwater Ports Program Manager
By direction                                              U.S. Maritime Administration

*Note: If it is determined through the EA process and public interest review that significant changes or significant environmental impacts are present that have not previously been fully and appropriately evaluated under NEPA and/or the DWPA, MARAD and the Coast Guard could determine that a Supplemental Environmental Impact Statement may be required.